EX-10.B

             EXECUTIVE SEVERANCE AGREEMENT

                dated January 24, 1990




     The Board of Directors ("Board") of AMP Incorporated (the "Corporation") and the Compensation and Management Development Committee ("Committee") of the Board have determined that it is in the best interests of the Corporation and its shareholders for the Corporation to agree, as provided herein, to pay you termination compensation in the event you should leave the employ of the Corporation under the circumstances described below.

     The Board and the Committee recognize that the continuing possibility of an unsolicited tender offer or takeover bid, or a tender offer solicited by the Corporation in response to or in connection with an unsolicited tender offer (or any similar transaction) for the Corporation, is unsettling to you and other executives of the Corporation. Therefore, these arrangements are being made to help assure a continuing dedication by you to your duties to the Corporation notwithstanding the occurrence of such an event. In particular, the Board believes it important, should the Corporation receive proposals with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and advise the Board whether such proposals would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board also wishes to demonstrate to you and other executives of the Corporation that the Corporation is concerned with the welfare of its executives and intends to see that the executives are treated fairly.

1. (a) In view of the foregoing and in further consideration of your continued employment with the Corporation, the Corporation will promptly pay you upon your request as termination compensation a lump sum amount, determined as provided below, in the event that anytime within two years after a "change of control" (as defined below) of the Corporation your employment with the Corporation (i) is terminated by the Corporation for any reason, other than death, disability, continuous willful misconduct substantially to the detriment of the Corporation (including entering the employment of a competitor of the Corporation), or retirement at or after your normal retirement date under the Corporation's Pension Plan, or (ii) is terminated by you for "good reason" (also as defined below).

     The termination compensation so payable in a lump sum amount shall be equal to the sum of your highest annual base salary rate in effect during the year of your termination plus incentive compensation paid or payable by the Corporation to you for the year prior to your termination multiplied by the number of whole years and any fractions thereof remaining from the first day of the month following the date of your termination to the first day of the month following your 65th birthday, provided that such multiplier shall not be more than three.

     (b) For the purpose of this agreement, a "change of control" ("Change of Control") shall mean:

          (i) the acquisition of beneficial ownership (other than from the Corporation) by any person, entity or "group," within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), excluding, for this purpose, the Corporation or its subsidiaries that acquires beneficial ownership of voting securities of the Corporation (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) a change in the persons constituting the Board as it exists at the date hereof (the "Incumbent Board") such that the directors of the Incumbent Board no longer constitute a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the Corporation's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this agreement, considered as though such person were a member of the Incumbent Board; or

          (iii) approval by the stockholders of the Corporation of a reorganization, merger, consolidation in each case with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then outstanding voting securities, or a liquidation or dissolution of the Corporation or of the sale of all or substantially all of the assets of the Corporation.

     (c) For the purpose of this agreement, "good reason" shall mean:
          (i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change of Control, any other action by the Corporation that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by you;

          (ii) the Corporation's requiring you to be based at any office or location other than that immediately before the Change of Control, except for travel reasonably required in the performance of your responsibilities; or

          (iii) any diminution in your rate of annual base salary or rate of incentive compensation immediately before the Change of Control.

     For purposes of this agreement, any good faith determination of "good reason" made by you shall be conclusive.

2. In addition to the lump sum payment provided in Section 1(a) above, in the event your employment with the Corporation so terminates within two years after such a Change of Control of the
Corporation:

     (a) All outstanding Bonus Units awarded to you under the Bonus Plan (Stock plus Cash) ("Bonus Plan") with respect to which a Stock and Cash bonus has not been previously computed and distributed to you, including any Bonus Plan awards granted to you subsequent to the date of any change of control, shall fully and irrevocably vest and shall be computed and distributed to you in cash as if your termination date were a Bonus Computation Date with respect to all of such outstanding Bonus Units; and the Market Value applicable to such computation shall be the greater of (i) the highest price offered for an endorsed share of the common stock of the Corporation on a nationally-recognized securities exchange in the course of a change of control, or (ii) the closing price on such exchange prior to your date of termination.

     (b) All pension benefits credited to you under the provisions of the Corporation's tax-qualified Pension Plan in effect immediately prior to the Change of Control shall thereupon fully vest together with an annual future service benefit calculated on your highest annual base salary rate in effect during the year of your termination, but not including any incentive compensation, multiplied by the number of whole years and fractions thereof (but not more than three years) remaining from the date of your termination to the earliest of: (i) your 65th birthday, (ii) your elected early retirement date, or (iii) your eligibility to join a successor employer's pension plan; such pension shall be payable to you in accordance with the provisions of the Pension Plan, including the election, at the time of your retirement date, of a joint annuity option; provided that the amounts provided for under this Section 2(b) shall be provided on an unfunded basis, are not intended to meet the qualification requirements of section 401 of the Internal Revenue Code of 1986, as amended ("Code"), and shall be payable solely from the general assets of the Corporation.

     (c) The principal amount of your group term life insurance, under the provisions of the Corporation's group contract for such insurance in effect immediately prior to the Change of Control, will be immediately converted in a like principal amount to a fully paid-up permanent life insurance policy incorporating your designation of owner and beneficiary at the sole cost of the Corporation.

     (d) You shall be entitled to a continuation of all hospital, major medical, medical, dental and other insurance or benefits not otherwise addressed in this agreement in the same manner and amount as you were entitled at the time of your employment with the Corporation, at the sole cost of the Corporation, until the earliest of (i) a period of 36 months after termination, (ii) your reaching normal retirement age under the Corporation's Pension Plan, or (iii) your eligibility for similar benefits with a new employer.

     (e) You shall retain in confidence any confidential information known to you concerning the Corporation and its business so long as such information is not publicly disclosed.

3. (a) Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for your benefit pursuant to Section 1(a) or Section 2(a), whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (a "payment"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "excise tax"), then you shall be entitled to receive an additional payment (a "gross-up payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, you retain an amount of the gross-up payment equal to the excise tax imposed upon the payments.

     (b) Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether a gross-up payment is required and the amount of such gross-up payment, shall be made by Arthur Andersen & Co. (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and you within 15 business days after your date of employment termination, if applicable, or such earlier time as is requested by the Corporation. The initial gross-up payment, if any, as determined pursuant to this
Section 3(b), shall be paid to you within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no excise tax is payable by you, it shall furnish you with an opinion that you have substantial authority not to report any excise tax on your federal income tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that gross-up payments that will not have been made by the Corporation should have been made ("underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 3(c) and you thereafter are required to make a payment of any excise tax, the Accounting Firm shall determine the amount of the underpayment that has occurred and any such underpayment shall be promptly paid by the Corporation to or for your benefit.

     (c) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the gross-up payment. Such notification shall be given as soon as practicable but no later than 10 business days after you know of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

          (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

          (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

          (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

          (iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any excise tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided further, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any excise tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a gross-up payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 3(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Section 3(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 3(c), a determination is made that you are not entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of gross-up payment required to be paid.

4. (a) In the event of termination of employment under the circumstances described above, the arrangements provided for by this agreement, or any other agreement between the Corporation and you in effect at the time, and by any other applicable plan of the Corporation shall constitute the entire obligation of the Corporation to you and performance thereof shall constitute full settlement of any claim that you might otherwise assert against the Corporation on account of such termination.

     (b) The Corporation's obligation to pay you under this agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any set-off, counterclaim, defense or other rights the Corporation may have against you or anyone else.

5. In the event you are required to engage an attorney or sue in law or equity in order to enforce any provision of this agreement or to receive any benefit or distribution or right under this agreement or any other agreement or arrangement contemplated by this agreement, the Corporation shall indemnify and hold you harmless against any loss or damage and reimburse your for costs, including reasonable attorney fees, you may incur in the enforcement of any provision, right or arrangement herein contained or contemplated by this agreement. The Corporation further agrees to pay interest on any amounts unpaid to you from seven days after the date of your demand for payment, calculated at the prime rate of The Chase Manhattan Bank N.A. for its most credit-worthy customers in effect from time to time.

6. This agreement shall be binding upon and inure to the benefit of you and your estate, and the Corporation and any successor of the Corporation, but neither this agreement nor any rights arising hereunder may be assigned or pledged by you.

7. Any provision in this agreement that is prohibited or unenforceable in any jurisdiction where it is sought to be enforced, shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of this agreement or invalidating or rendering unenforceable such provision in any other jurisdiction.

8. This agreement shall be governed and construed in accordance with the laws of Pennsylvania.

     If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Corporation and our mutual intention to be legally bound as of the day and year first above written.

Very truly yours,

AMP Incorporated


By:


Agreed:

                                                  Schedule to
                                                    EX-10.B


     Agreements identical to the "Executive Severance Agreement dated January 24, 1990" but containing the indicated multiplier, as provided for at the end of the second paragraph of Section 1(a) of the Agreement, were entered into with the following executive officers:

      Name             Date of Agreement           Multiplier

W. J. Hudson, Jr.       January 24, 1990               4
T. L. Dalrymple         January 24, 1990               4
C. W. Goonrey           January 24, 1990               3
P. G. Guarneschelli     January 24, 1990               3
J. E. Gurski            January 24, 1990               3
M. A. Yohe              January 24, 1990               3
J. K. Hassan            February 15, 1993              4
D. C. Cornelius         February 15, 1993              3
J. C. Overbaugh         February 15, 1993              3